Exhibit 4.5

optionsXpress Holdings, Inc. ID: 20-1444525 311 W. Monroe Suite 1000 Chicago, IL 60606
Notice of Grant of Stock Options
and Option Agreement

Name	Option Number:	XXXX
Address	Plan:	XXX
City, State, Zip	ID:	XXX-XX-XXXX
Effective GRANT DATE, you have been granted a(n) Non-Qualified Stock Option to buy XXX shares of optionsXpress Holdings, Inc. (the Company) stock at $XXX per share.
The total price for all shares subject to the option granted is $XXX.
Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
Shares1	On Vest Date	Vest Date1	Exp Date1
Shares2	On Vest Date	Vest Date2	Exp Date2
Shares3	On Vest Date	Vest Date3	Exp Date3
Shares4	On Vest Date	Vest Date4	Exp Date4
Shares5	On Vest Date	Vest Date5	Exp Date5
By your receipt of this document and the Company’s signature below, (i) you and the Company agree that these options are granted under and governed by the terms and conditions of the optionsXpress Holdings, Inc. XXXX Equity Incentive Plan, as amended from time to time (the “Plan”), and the Employee Option Terms and Conditions, as amended from time to time (the “Option Terms”), all of which are incorporated by reference and made a part of this agreement, and (ii) you acknowledge responsibility for reviewing the terms and conditions of the Plan, the Option Terms and the related Prospectus, all of which are available on the Company’s intranet site (web broker: www.optionsxpress.com) or upon request from the Company’s Chief Financial Officer.

optionsXpress Holdings, Inc.	Date